Exhibit 99.1

Contact:	Jennifer Good	Caroline Gentile/Jim Fingeroth
	Senior Vice President and	Kekst and Company
	Chief Financial Officer	(212) 521-4800
(203) 796-3701
(877) 736-9378

FOR IMMEDIATE RELEASE

PENWEST REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

Danbury, CT, October 30, 2003 — Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced its financial results for the third quarter and the nine months ended September 30, 2003.

Total revenues for the third quarter of 2003 were $1.0 million, compared to $1.7 million in the third quarter of 2002. Revenues in both periods were generated primarily from royalties on sales by Mylan Pharmaceuticals of 30 mg generic Procardia XL®. Royalties from Mylan declined in the current year’s quarter due to pricing pressure on generic Procardia XL®. There were no revenues from sales of formulated bulk TIMERx in the quarter ended September 30, 2003 compared to $201,000 in the third quarter of 2002. The decrease in these product sales was primarily due to the timing of shipments of formulated bulk TIMERx.

Net loss for the third quarter of 2003 was $5.5 million, or a $0.32 loss per share, compared to a net loss of $4.5 million, or a $0.29 loss per share, in the third quarter of 2002. The Company’s loss from continuing operations for the third quarter of 2003 was $5.5 million or a $0.32 loss per share, compared with a loss from continuing operations of $4.9 million, or a $0.32 loss per share, in the third quarter of 2002. The Company reported earnings from discontinued operations of $467,000, or $0.03 per share, for the third quarter of 2002. The Company sold its excipient business in the first quarter of 2003, and accounts for that business as a discontinued operation.

Selling, general and administrative expenses increased by $55,000 to approximately $2.3 million for the third quarter of 2003 from approximately $2.2 million for the third quarter of 2002. The increase was a result of an increase in facility rent expenses, increased state taxes on capital, and increased personnel costs primarily associated with the expansion of the Company’s business development and marketing teams. The increase also reflects certain selling, general and administrative overhead expenses being fully absorbed in continuing operations during the third quarter of 2003, which expenses were previously allocated between continuing operations and discontinued operations in the third quarter of 2002. These increases were offset by Penwest’s termination of its participation in the funding of marketing costs related to oxymorphone ER effective during the second quarter of 2003, an adjustment decreasing the accrual for 2003 incentive compensation, as well as internal general and administrative personnel costs that were capitalized during the third quarter of 2003 as part of an implementation project relating to the Company’s information system.

Research and development expenses were comparable at approximately $4.4 million in the third quarter of 2003 compared to approximately $4.3 million in the third quarter of 2002. The spending in the third quarter of 2003 was primarily for the clinical development and manufacturing scale-up of PW2101, a hypertension product being developed by the Company, as well as for formulation work on several other product candidates. The third quarter of 2003 also included an adjustment to reduce by $266,000 the accrual for estimated development costs for oxymorphone ER through the date of the termination of funding.

At September 30, 2003, Penwest had $69.6 million in cash and short-term investments, which included net proceeds of $49.3 million from a private placement of common stock in August 2003. The Company intends to use its cash to fund the research, development, marketing and commercialization of its products and technologies, and for general corporate purposes.

Tod R. Hamachek, Penwest’s Chairman and Chief Executive Officer, said, “During the third quarter, we continued to develop and expand our product pipeline. We completed recruitment for the final pivotal trial for our hypertension product, PW2101. We also had two IND meetings with the FDA on two new product concepts. In addition, Endo Pharmaceuticals, our partner in developing and marketing oxymorphone ER, recently received an approvable letter for the drug, representing an important step in the process toward launching the product in the marketplace. Endo has advised us that it is working with the FDA to address the issues raised in the letter and determine the appropriate course of action.”

Nine Months Ended September 30, 2003

For the nine months ended September 30, 2003, Penwest reported total revenues of $3.4 million, compared to $4.1 million for the comparable period in 2002. Revenues in both periods were generated primarily from royalties on sales by Mylan of 30 mg generic Procardia XL®. Net loss was $8.2 million, or a $0.51 loss per share, for the nine months ended September 30, 2003, compared to a net loss of $14.1 million, or a $0.91 loss per share, for the comparable period in 2002. The nine months ended September 30, 2003 included a $9.5 million gain from the sale of the excipient business. On a continuing operations basis, the Company reported a loss of $17.8 million, or a $1.11 loss per share, for the nine months ended September 30, 2003. This compares with a loss from continuing operations of $15.8 million, or a $1.02 loss per share, for the comparable period of 2002. The Company reported earnings from discontinued operations of $177,000 and $1.7 million for the nine months ended 2003 and 2002, respectively.

Selling, general and administrative expenses increased $2.1 million to approximately $7.8 million for the nine months ended September 30, 2003, from $5.7 million for the comparable period of 2002. The increase was a result of an increase in facility rent expenses, increased costs of business insurance, increased state taxes on capital, and increased personnel costs primarily associated with the expansion of the Company’s business development and marketing teams. The increase also reflects certain selling, general and administrative overhead expenses that were incurred after February 27, 2003, the date of the sale of the Company’s excipient business, being fully absorbed in continuing operations for the nine months ended September 30, 2003. These expenses were previously allocated between continuing operations and discontinued operations for the nine months ended September 30, 2002.

Research and development expenses during the nine months ended September 30, 2003 were $13.6 million, compared to $14.2 million for the comparable period of 2002. This lower spending is primarily related to a decrease in the development costs of oxymorphone ER in 2003, partially offset by increased development costs on PW2101, the Company’s hypertension product, and on other products in the Company’s development pipeline.

Mr. Hamachek and Jennifer Good, the Company’s Senior Vice President, Finance and Chief Financial Officer, will hold a conference call today at 10:30 am ET to discuss third quarter results. The dial in number for this call is Domestic: 800-867-2186, International: 785-832-1508. The conference ID is “Penwest.” The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com.

Penwest Pharmaceuticals

Penwest is a drug delivery company utilizing proprietary technologies to develop drugs internally and with third party collaborators. Penwest’s proprietary controlled release drug delivery technology, TIMERx®, is being utilized in four marketed products, which were developed with collaborators such as Mylan Pharmaceuticals, Sanofi, Merck S.A. and Schering OY, and which have been approved in various countries. In addition, the Company has several products in its pipeline that are in various stages of development.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include; dependence on collaborators such as Endo to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and advance clinical development and commercialization of products; regulatory risks relating to TIMERx drugs in development such as oxymorphone ER including the timing and outcome of regulatory approval of products and, in the case of oxymorphone ER, risks relating to the ability of Endo to successfully address the requests of the FDA in the approvable letter referred to above and the timing of Endo’s efforts to do so; the ability to enter into additional collaborations; uncertainty of success of collaborations; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials; actual and potential competition; the need for capital; and other risks as set forth under the caption Certain Factors That May Affect Future Results in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2003, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

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(Table Follows)

Penwest Pharmaceuticals Co.
Consolidated Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Quarter Ended		Nine Months Ended
	September 30		September 30

	2003	2002	2003	2002

Revenues:
Product sales	$—	$201	$455	$351
Royalties & licensing fees	1,016	1,480	2,982	3,713

Total revenues	1,016	1,681	3,437	4,064
Cost of revenues	11	59	155	120

Gross profit	1,005	1,622	3,282	3,944
Operating Expenses:
Selling, general and administrative	2,276	2,221	7,806	5,704
Research and product development	4,413	4,355	13,555	14,159

Total operating expenses	6,689	6,576	21,361	19,863

Operating loss from continuing operations	(5,684)	(4,954)	(18,079)	(15,919)
Investment income	147	72	267	314
Interest expense	—	61	34	181

Loss from continuing operations	(5,537)	(4,943)	(17,846)	(15,786)
Discontinued Operations:
Earnings from discontinued operations, net of tax expense of $116, $26 and $337, respectively	—	467	177	1,674
Gain on sale of discontinued operations, net of tax expense of $51 for the nine months ended September 30, 2003	—	—	9,497	—

Net loss	$(5,537)	$(4,476)	$(8,172)	$(14,112)

Basic and diluted (loss) earnings per common share:
Continuing operations	$(0.32)	$(0.32)	$(1.11)	$(1.02)
Discontinued operations	—	0.03	0.60	0.11

Net loss	$(0.32)	$(0.29)	$(0.51)	$(0.91)

Weighted average shares of common stock outstanding	17,254	15,488	16,118	15,451

Other Information

	September 30, 2003	December 31, 2002

Cash and short term investments	$69,553	$3,686*

*	Restated to exclude cash included in assets held for sale